Exhibit 99.1

News Release

For Immediate Release

May 10, 2012

Bonanza Creek Energy Reports First Quarter 2012 Financial Results and Provides an Operations Update

Denver, Colorado, May 10, 2012 — Bonanza Creek Energy, Inc. (NYSE: BCEI) today reported financial and operating results for the first quarter 2012. Highlights for the quarter include:

•                  Total production of 646 MBoe (7,100 Boe/d), a 96% increase over the first quarter 2011, and a 21% increase over the fourth quarter 2011; and

•                  EBITDAX (non-GAAP) of $31.5 million, or $0.80 per diluted share, a 132% increase over the first quarter 2011, and 38% increase over the fourth quarter 2011.

Michael Starzer, President and Chief Executive Officer, commented, “We are pleased with the results of our first quarter investments in both the Wattenberg Field Niobrara Oil Shale and Cotton Valley Sands. The horizontal Niobrara program continues to perform and we are excited about the additional upside in the Wattenberg Field. We reiterate our production guidance for 2012 of 3,175 to 3,650 MBoe, which represents an average of 8,700 to 10,000 Boe/d.”

First Quarter 2012 Financial Results

Average realized prices for the first quarter 2012, before the effect of commodity derivatives, were $99.71 per Bbl of oil, $3.46 per Mcf of natural gas and $64.04 per Bbl of NGLs, compared to $88.61 per Bbl of oil, $5.06 per Mcf of natural gas and $58.15 per Bbl of NGLs for the first quarter 2011. Average realized price, including the effect of commodity derivatives, was $74.77 per Boe for the first quarter 2012, compared to $64.95 per Boe for the first quarter 2011. The produced commodity mix for the first quarter 2012 was 65% crude oil, 11% NGLs, and 24% natural gas.

Net revenue for the first quarter 2012 was $49.5 million, compared to $22.2 million for the first quarter 2011, a 123% increase. Crude oil and liquids revenue accounted for approximately 93% of total revenue for the first quarter 2012.

Lease operating expense (“LOE”) for the first quarter 2012 was $7.8 million, or $12.03 per Boe, compared to $4.6 million, or $13.99 per Boe, for the first quarter 2011. The decrease in per unit LOE is primarily attributable to increased volumes.

General and administrative expense (“G&A”) for the first quarter 2012 was $6.0 million, or $9.23 per Boe, compared to $2.2 million, or $6.79 per Boe, for the first quarter 2011. G&A for the first quarter 2012 includes $0.7 million of non-cash stock compensation expense.

EBITDAX (non-GAAP) for the first quarter 2012 was $31.5 million, or $0.80 per diluted share, compared to $13.6 million for the first quarter 2011, a 132% increase. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of EBITDAX to net income.

Net income for the first quarter 2012 was $8.5 million, or $0.22 per diluted share, compared to $0.3 million, or $0.01 per diluted share, for the first quarter 2011. Oil volumes rose 125% from an approximate 187 MBoe in the first quarter 2011 to almost 420 MBoe in the first quarter 2012.

Excluding an unrealized loss on commodity derivatives of $3.4 million and a non-cash stock compensation charge of $0.7 million, adjusted net income (non-GAAP) for the first quarter 2012 was $11.0 million, or $0.28 per diluted share, compared to adjusted net income of $3.8 million, or $0.13 per diluted share, for the first quarter 2011. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of adjusted net income to net income.

Operations Update

During the first quarter 2012, we drilled a total of 42 gross (36.5 net) wells, completed 16 gross (13.7 net) wells and performed 33 recompletions. In the Wattenberg Field, we drilled 30 wells and completed five horizontal and four vertical wells. In the Mid-Continent, we drilled 12 vertical wells and completed seven wells. A total of 31 upper Cotton Valley recompletions were performed. At May 1, 2012, we had two horizontal and two vertical rigs operating in the Wattenberg Field and two vertical rigs active in southern Arkansas.

Wattenberg Horizontal Niobrara Highlights

We completed five horizontal wells in the first quarter 2012 with two producing for longer than 30 days to date. These two wells had an average 30-day rate of 541 Boe/d. Together with the first four wells completed in 2011, our average 30-day rate for all horizontal Niobrara wells to date is 486 Boe/d with 72% crude oil.

The horizontal Niobrara well results continue to substantiate our 312 MBoe type curve forecast, which assumes a two-phase wellhead commodity mix of crude oil and associated rich gas. The rich gas at the wellhead averages 1,330 — 1,370 MMBTU per cubic foot with a wellhead commodity split of 65% oil and 35% rich gas. Calculating volumes as a combination of oil, liquids and dry gas yields an estimated ultimate recovery of 356 MBoe and a resulting commodity mix of 57% oil, 19% NGLs and 24% dry gas.

Mid-Continent Cotton Valley Program

During the first quarter 2012, we completed seven wells in the oily sands of the Cotton Valley. We continue to have success using the pin-point fracturing completion technique to develop new wells.

Production from our fields in Arkansas (primarily the McKamie Patton and Dorcheat-Macedonia Fields) has grown to an average daily rate of 4,334 Boe/d in the first quarter 2012.

Financial Update

Credit Agreement and Liquidity

As of March 31, 2012, we had a $300 million revolving credit facility with a $220 million borrowing base and $21.6 million outstanding. Our liquidity was $198.4 million. See “Supplemental Non-GAAP Financial and Other Measures” below for our calculation of “liquidity.”

On May 8, 2012, we amended this agreement to increase the credit facility to $600 million. The borrowing base was raised to $245 million. The hedging covenant was modified to allow hedging volumes to be based on current production, allowing for more flexibility in protecting our capital and operational goals.

We believe we have adequate liquidity from cash generated from operations and unused borrowing capacity under our revolving credit facility for current working capital needs and maintenance of our current drilling program.

Commodity Derivatives Positions

The following table summarizes our crude oil commodity derivative positions at March 31, 2012:

		Volume	$/Bbl
Period	Type	Bbl./Month	Floor	Ceiling	Price
2012	Collar	13,956	90.00	123.00
2012	Collar	30,000	90.00	102.00
2012	Collar	24,000	90.00	102.40
2012	Swap	8,139			62.95
2012	Swap	1,505			63.47
2013	Collar	20,000	92.00	106.75
2013	Collar	10,000	93.00	108.60
2013 (thru April 30)	Collar	12,654	90.00	123.00
2013 (thru October 31)	Swap	7,542			61.50

The following table summarizes our natural gas commodity derivative positions at March 31, 2012:

		Volume	$/MMBTU
Period	Type	MMBTU/Month	Price
2012	Swap	16,729	6.75
2013 (thru October 31)	Swap	15,481	6.40

Conference Call Information

Bonanza Creek will also host a conference call on Friday, May 11, 2012 at 9:00 a.m. Mountain Time (11:00 a.m. Eastern Time). To access the live interactive call, please dial (866) 770-7125 or (617) 213-8066 and use the passcode 71709250. This call is being webcast and can be accessed at Bonanza Creek’s website www.bonanzacrk.com for one year after the event.

About Bonanza Creek Energy, Inc.

Bonanza Creek Energy, Inc. is an independent oil and natural gas company engaged in the acquisition, exploration, development and production of onshore oil and associated liquids-rich natural gas in the United States. The company’s assets and operations are concentrated primarily in the Rocky Mountains in the Wattenberg Field, focused on the Niobrara oil shale, and in southern Arkansas, focused on the oily Cotton Valley sands. The company’s common shares are listed for trading on the NYSE under the symbol: “BCEI.” For more information about the company, please visit www.bonanzacrk.com. Please note that the company routinely posts important information about the company under the Investor Relations section of its website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of management regarding the company’s expected capital budget, capital expenditures, drilling program, drilling locations, production, operating costs and expenses, development program, testing and recompletion activities, acquisitions, and market perception of the company. These statements are based on certain assumptions made by the company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the company’s SEC filings. We refer you to the discussion of risk factors in Part I, Item 1A—“Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities Exchange Commission on March 22, 2012. The company’s SEC filings are available on the company’s website at www.bonanzacrk.com and on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made and the company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information, please contact:

Mr. James Masters

Investor Relations Manager

720-440-6121

Unaudited Condensed Statement of Operations

(in thousands, except for per share data)

	For the three months ended March 31,
	2012	2011
Oil and gas revenues	$49,542	$22,213

Costs and expenses
Lease operating	7,775	4,614
Severance and ad valorem taxes	3,691	1,053
Depreciation, depletion and amortization	11,828	6,387
General and administrative, including $671 and $-, respectively, of stock compensation	5,965	2,239
Exploration	1,201	525
Total operating costs and expenses	30,460	14,818
Total operating income	19,082	7,395

Interest expense	(562)	(713)
Unrealized gain (loss) in fair value of commodity derivatives	(3,376)	(5,455)
Realized gain (loss) on settled commodity derivatives	(1,211)	(776)
Other(1)	(38)	68
Total other income (expense)	(5,187)	(6,876)

Income (loss) before income taxes	13,895	519
Income tax	(5,350)	(192)
Net income	$8,545	$327
Net income per basic and diluted share	$0.22	$0.01
Weighted average number of shares of common stock — basic and diluted	39,478	29,123

Unaudited Condensed Cash Flow Data

(in thousands)

	For the three months
	ended March 31,
	2012	2011
Net cash (used) by:
Operating activities	$17,685	$10,186
Investing activities	$(34,740)	$(16,531)
Financing activities	$14,965	$7,113

(1)   See the financial statements in our first quarter 2012 Quarterly Report on Form 10-Q for detail of amounts

Unaudited Condensed Balance Sheet

(in thousands)

	March 31,	December 31,
	2012	2011
Assets
Current assets	$43,555	$32,127

Oil and gas properties and gas plant, net	675,571	626,271
Other assets	5,950	5,951
Total Assets	$725,076	$664,349

Liabilities and Stockholders’ Equity
Current liabilities	66,875	38,531

Bank revolving credit	21,600	6,600
Deferred taxes	84,954	79,604
Other long-term liabilities	14,449	11,632
Total Liabilities	$187,878	$136,367

Stockholders’ Equity	537,198	527,982
Total Liabilities and Stockholders’ Equity	$725,076	$664,349

Supplemental Non-GAAP Financial and Other Measures

This release contains certain financial measures that are non-GAAP measures. We provide reconciliations below of the non-GAAP financial measures to the most comparable GAAP financial measures.

Adjusted Net Income

This release contains the non-GAAP financial measures adjusted net income and adjusted net income per diluted share, which exclude (1) unrealized loss on commodity derivatives and (2) non-cash stock compensation expense. The amounts included in the calculation of adjusted net income and adjusted net income per diluted share, below, were computed in accordance with GAAP. We believe adjusted net income and adjusted net income per diluted share are useful to investors because they provide readers with a more meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. However, these measures are provided in addition to, not as an alternative for and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website. The following tables provide a reconciliation of adjusted net income for the three months ended March 31, 2012 and 2011, and December 31, 2011, respectively (in thousands, except per-share amounts).

	For the three months ended March 31,
		Per Diluted		Per Diluted
	2012	Share	2011	Share
Net Income	$8,546	$0.22	$327	$0.01
Unrealized loss in fair value of derivatives	3,376	0.09	5,455	0.19
Non-cash compensation	671	0.01	—	—
Total adjustments before tax	4,047	0.10	5,455	0.19

Income Tax Effect of Adjustments	(1,558)	(0.04)	(2,019)	(0.07)

Adjusted Earnings	$11,035	$0.28	$3,763	$0.13

Weighted average number of common stock – basic and diluted	39,478		29,123

	For the three months ended December 31,
		Per Diluted
	2011	Share
Net Income	$(177)	$(0.01)
Unrealized loss in fair value of derivatives	6,871	0.22
Non-cash compensation	4,304	0.14
Total adjustments before tax	11,175	0.36

Income Tax Effect of Adjustments	(5,255)	(0.16)

Adjusted Earnings	$5,743	$0.19

Weighted average number of common stock – basic and diluted	30,923

EBITDAX

We define EBITDAX as net income, plus (1) exploration expense, (2) lease rentals, (3) depletion, depreciation and amortization expense, (4) stock-based compensation expense, (5) interest expense, (6) other income (loss), (7) unrealized loss (gain) on commodity derivatives and (8) income taxes. EBITDAX is not a measure of net income or cash flow as determined by GAAP. EBITDAX is presented herein and reconciled to the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund development and exploration activities. This measure is provided in addition to, not as an alternative for and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website. The following table provides a reconciliation of EBITDAX to net income for the three months ended March 31, 2012 and 2011, and December 31, 2011 respectively (in thousands, except per-share amounts).

	For the three months ended
	March 31,		December 31,
	2012	2011	2011
Net Income	$8,546	$327	$(177)
Exploration	1,201	525	311
Depletion, depreciation, and amortization	11,828	6,387	10,425
Stock-based compensation	671	—	4,437
Interest expense	562	713	1,331
Unrealized loss (gain) on commodity derivatives	3,376	5,455	6,871
Income taxes (benefit)	5,350	192	(267)
EBITDAX	$31,534	$13,599	$22,931
EBITDAX per diluted share	$0.80	$0.47	$0.74

Weighted average number of common stock — basic and diluted	39,478	29,123	30,923

Liquidity

Liquidity is calculated by adding the net funds available under our revolving credit facility and cash and cash equivalents. We use liquidity as an indicator of the company’s ability to fund development and exploration activities. However, this measurement has limitations. This measurement can vary from year-to-year for the company and can vary among companies based on what is or is not included in the measurement on a company’s financial statements. This measurement is provided in addition to, not as an alternative for and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website. The table below summarizes our liquidity as of March 31, 2012 (in thousands).

March 31, 2012
Borrowing Base	$220,000
Cash and cash equivalents	—
Long-term debt	(21,600)
Liquidity	$198,400